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                                                                    Exhibit 11.1

                        RDO EQUIPMENT CO. AND SUBSIDIARY
                        COMPUTATION OF PER SHARE EARNINGS




                                                   FISCAL YEAR ENDED JANUARY 31,
                                                   -----------------------------
                                                     1997                1996
                                                     ----                ----
Pro forma net income                                $  6,483           $  4,841
                                                    --------           --------
                                                    --------           --------

Weighted average number of common shares
outstanding                                            8,400              8,370

Dilutive effect of shares for which proceeds were
necessary to fund the $15 million distribution of
accumulated S corporation earnings                     1,059              1,059

                                                    --------           --------



Weighted average number of common shares
outstanding                                            9,459              9,429
                                                    --------           --------
                                                    --------           --------

Pro forma net income per common share              $    0.68           $   0.51
                                                    --------           --------
                                                    --------           --------


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